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                  [STRADLING YOCCA CARLSON & RAUTH LETTERHAED]

                                                                     Exhibit 5.1

                                August 21, 2001


Epoch Biosciences, Inc.
21720 23rd Drive, S.E., Suite 150
Bothell, Washington 98021


                RE:     Registration Statement on Form S-8

Gentlemen:

                At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Epoch Biosciences, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,250,000 shares of the Company's common stock, $0.01 par value ("Common Stock"), issuable under the Company's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan-1993 (the "1993 Plan").

                We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

                Based on the foregoing, it is our opinion that the 2,250,000 shares of Common Stock to be issued under the 1993 Plan against full payment in accordance with the respective terms and conditions of the 1993 Plan will be legally and validly issued, fully paid and nonassessable.

                We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Stradling Yocca Carlson & Rauth